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Exhibit 4

FIRST AMENDMENT

    THIS FIRST AMENDMENT (the "Amendment") to the Credit Agreement referred to below is entered into as of the 30th day of May, 2000, by and among HICKORY TECH CORPORATION, a Minnesota corporation (the "Borrower"), the Lenders' party hereto, and FIRST UNION NATIONAL BANK, a national banking association, as Administrative Agent for the Lenders.

STATEMENT OF PURPOSE

    The Borrower and the Lenders are parties to a certain Amended and Restated Credit Agreement dated as of May 28, 1999, (as amended hereby, and as may from time to time be further amended, restated or otherwise modified, the "Credit Agreement"), pursuant to which the Lenders have agreed to make, and have made, certain Extensions of Credit.

    The Borrower has requested that the Credit Agreement be amended in the manner set forth herein in order to modify, among other things, the definition of Aggregate Commitment. In addition, the Borrower has requested, among other things, that the Lenders consent to the use of the increase in the Aggregate Commitment to repay the Senior Notes and waive the mandatory commitment reduction (and any corresponding repayment) required as a result of such repayment.

    The Lenders are willing to agree to the requested amendments, but only upon the terms and conditions of this Amendment.

    NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties hereto hereby agree as follows:

     I.  Amendment to Article I.  Section 1.1 is hereby amended by adding the following sentence to the definition of Aggregate Commitment: "As of May 30th, 2000, the Aggregate Commitment shall be One Hundred Twenty-Five Million Dollars and No/100 ($125,000,000)."

     II.  Amendment to Article II.  Section 2.7 is hereby amended by inserting the phrase "including the Senior Notes," after the word Debt in clause (b) of such Section.

    III.  Waiver.  The Lenders hereby waive any commitment reduction required pursuant to Section 2.5(b)(i) (and any corresponding repayment required pursuant to Section 2.3(b)(ii)) solely as a result of the repayment of the Senior Notes.

    IV.  Updated Schedule 1.  Attached hereto is an updated Schedule 1 to the Credit Agreement revised to reflect the increase in the Aggregate Commitment. The Credit Agreement is hereby amended to substitute Schedule 1 attached hereto in place of Schedule 1 to the Credit Agreement.

     V.  Confirmation; Conditions to Effectiveness.

      (A)  Representations and Warranties.  The Borrower represents and warrants as follows:

        (1) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction indicated at the beginning of this Amendment.

        (2) The execution, delivery and performance by the Borrower of this Amendment and the Loan Documents, as amended hereby, to which it is or is to be a party are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action and do not contravene (i) the Borrower's charter or by-laws, (ii) law or any contractual restriction binding on or affecting the Borrower upon or with respect to any of the properties now owned or hereafter acquired by the Borrower.

        (3) No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of this Amendment or any of the Loan Documents, as amended hereby, to which it is or is to be a party.

        (4) This Amendment and each of the other Loan Documents, as amended hereby, to which the Borrower is a party constitute, and each of the other Loan Documents to which the Borrower is to be a party when delivered hereunder will constitute, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms.

        (5) There is no pending or threatened action or proceeding affecting the Borrower or any of its subsidiaries before any court, governmental agency or arbitrator, which may materially adversely affect the financial condition or operations of the Borrower or any subsidiary or which purports to affect the legality, validity or enforceability of this Amendment or any of the other Loan Documents, as amended hereby.

        (6) Upon the effectiveness hereof, no event shall have occurred and is continuing which constitutes a Default or Event of Default.

      (B)  Conditions to Effectiveness.  This Amendment shall become effective upon receipt by the Administrative Agent of the following:

        (1)  Amendment; Note.  An originally executed copy of this Amendment executed by the Borrower and the Lenders and replacement Notes for the applicable Lenders evidencing the new Aggregate Commitment.

        (2)  Officer's Certificate of the Borrower.  A certificate from a Responsible Officer, in form and substance satisfactory to the Administrative Agent, to the effect that all representations and warranties of the Borrower contained in this Amendment and the other Loan Documents are true, correct and complete; that the Borrower is not in violation of any of the covenants contained in this Amendment and the other Loan Documents; that, after giving effect to the transactions contemplated by this Amendment, no Default or Event of Default has occurred and is continuing; and that the Borrower has satisfied each of the conditions to effectiveness outlined in this section.

        (3)  Certificate of Secretary of the Borrower.  A certificate of the secretary or assistant secretary of the Borrower certifying as to the incumbency and genuineness of the signature of each officer of the Borrower, and certifying that attached thereto are a true, correct and complete copy of the articles of incorporation of the Borrower certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation and the bylaws of the Borrower as in effect on the date of this Amendment, and attaching the resolutions duly adopted by the Board of Directors of the Borrower authorizing the borrowings contemplated hereunder and the execution, delivery and performance of this Amendment and the other Loan Documents.

        (4)  Certificates of Good Standing.  Certificate as of a recent date of the good standing of the Borrower under the laws of its jurisdiction of organization.

        (5)  Opinions of Counsel.  Favorable opinions of counsel to the Borrower addressed to the Administrative Agent and the Lenders with respect to the Borrower, the Loan Documents and FCC and PUC matters.

        (6)  Insurance Certificate.  The Administrative Agent shall have received certificates of insurance evidencing procurement and maintenance of insurance policies required pursuant to Section 8.3 of the Credit Agreement.

        (7)  Compliance Certificate.  A duly executed and completed Officer's Compliance Certificate required by Section 7.3 of the Credit Agreement with respect to the quarterly period ending March 31, 2000.

        (8)  Fees.  Payment of any fees owning to the Administrative Agent in connection with this Amendment.

    VI.  Post-Closing Requirement.  No later than June 15th, 2000, the Borrower shall have delivered to the Administrative Agent evidence satisfactory thereto of the repayment in full and termination of the Senior Notes.

   VII.  General Provisions.

      (A)  Limited Amendment.

        (1) Upon the effectiveness of this Amendment, each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof" or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to "the Credit Agreement", "thereunder", "thereof" or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended hereby.

        (2) Except as expressly amended herein, the Credit Agreement and each other Loan Document shall continue to be, and shall remain, in full force and effect. This Amendment shall not be deemed (i) to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Credit Agreement or (ii) to prejudice any other right or rights which the Lenders may now have or may have in the future under or in connection with the Credit Agreement or the Loan Documents or any of the instruments or agreements referred to therein, as the same may be amended or modified from time to time.

        (3) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lender under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

      (B)  Costs and Expenses.  The Borrower agrees to pay or reimburse the Lenders for all of their reasonable and customary out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of this Amendment including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent.

      (C)  Counterparts.  This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

      (D)  Definitions.  All capitalized terms used and not defined herein shall have the meanings given thereto in the Credit Agreement.

      (E)  GOVERNING LAW.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NORTH CAROLINA.

[Signature Pages Follow]

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective duly authorized officers as of the date first above written.

HICKORY TECH CORPORATION
[CORPORATE SEAL]	By:
	Name:	David A. Christensen
	Title:	Vice-President and Chief Financial Officer
FIRST UNION NATIONAL BANK, as Administrative Agent and Lender
By:
Name:
Title:
COBANK, as Lender
By:
Name:
Title:
US BANK NATIONAL ASSOCIATION, as Lender
By:
Name:
Title:

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FIRST AMENDMENT
STATEMENT OF PURPOSE